Exhibit 99.7

UDynamics Limited

18/F, Kinox Centre

9 Hung To Road

Kwun Tong, Kowloon

Hong Kong

August 21, 2026

VIA EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

Office of Technology

100 F Street, N.E.

Washington, D.C. 20549

Re:	UDynamics Limited
Amendment No. 1 to Registration Statement on Form F-1
(CIK No: 0002097903)
Representations Made Pursuant to Instruction 2 to Item 8.A.4 of Form 20-F

To whom it may concern:

UDynamics Limited is a company incorporated under the laws of the British Virgin Islands (the “Company”). In connection with the proposed initial public offering of the Company’s Class A ordinary shares (the “Offering”), the Company hereby respectfully makes the representations to the Securities and Exchange Commission (the “Commission”) required by Instruction 2 to Item 8.A.4 of Form 20-F, which states that in the case of a company’s initial public offering (“IPO”), a company may comply with only the 15-month requirement in Item 8.A.4 of Form 20-F if the company is able to make the representations specified by Instruction 2 to Item 8.A.4 of Form 20-F.

The Company’s filing on the date hereof of Amendment No. 1 to its registration statement on Form F-1 (the “Registration Statement”) contains audited combined financial statements for the years ended July 31, 2025 and 2024 and unaudited interim condensed consolidated financial statements for the six months ended January 31, 2026 and 2025, in each case prepared in accordance with accounting principles generally accepted in the United States of America.

In submitting the Registration Statement, the Company is complying with the 15-month requirement, rather than the 12-month requirement, with respect to the last year of audited combined financial statements. The Company is submitting this representation letter pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that “[a] company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents to the Commission that:

1.	the Company is not required by any jurisdiction outside of the United States to issue audited consolidated financial statements as of a date not older than 12 months at the time this document is submitted;

2.	compliance with the 12-month requirement in Item 8.A.4 of Form 20-F is impracticable and involves undue hardship for the Company;

3.	the Company does not anticipate that its audited consolidated financial statements for the year ended July 31, 2026 will be available until after November 1, 2026; and

4.	in no event will the Company seek effectiveness of the Registration Statement if its audited combined financial statements are older than 15 months at the time of the Offering.

The Company is submitting this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

* * *

Please do not hesitate to contact the undersigned at moniquewong@udomain.com.hk or the Company’s counsel Harold Tin of Norton Rose Fulbright Hong Kong at harold.tin@nortonrosefulbright.com if you have any questions regarding the foregoing.

Very truly yours,

UDynamics Limited

/s/ Man Yee WONG
Name:	Man Yee WONG
Title:	Chair of the Board and Chief Executive Officer

cc:	Harold Tin, Esq., Partner, Norton Rose Fulbright Hong Kong